Exhibit 10.2
August 14, 2007
Mr. Chris Felfe
1524 Sylvia Lane
Newport Beach, CA 92660
Dear Chris:
This letter is to supplement your employment agreement of this same date and effective August 10, 2007 (“Employment Agreement”). In regards to your employment pursuant to the Employment Agreement we hereby agree to pay a sign-on bonus of $100,000 subject to the terms, limitations and potential forfeiture as described herein. We will pay this bonus in four semi-annual payments of $25,000 as follows: February 10, 2008; August 10, 2008; February 10, 2009; and August 10, 2009. Should your employment end for any reason prior any of these payment dates other than a termination by the Company without cause the unpaid payments will be forfeited and this obligation shall be null and void. In the event of a termination without cause the payments remaining at that time shall be paid on the termination date.
This letter shall also affirm the company’s prior agreement in your Offer Letter dated July 14, 2006 to provide a Signing Bonus of $80,000 effective upon your original hire date with remaining payments due on September 5, 2007, March 5, 2008 and September 5, 2008 of $20,000 each. In all other respects the Employment Agreement shall supersede the provisions of the Offer Letter.
Your signature on the return copy of this letter will acknowledge your acceptance.
This letter agreement shall supplement but be interpreted under the terms of the Employment Agreement and shall in no way affect your status as “at will.” Employment with the Company may be terminated for any reason, with or without cause or notice, and at any time by the employee or the Company. Nothing in this letter or any oral or written statement shall limit the right to terminate your employment at-will.
Sincerely,
John King, CFO
Skilled Healthcare, LLC
Acknowledged

/s/ Chris Felfe	8-14-07

Signature – Chris Felfe	Date